EXHIBIT 10.1

EMPLOYMENT AGREEMENT AMENDMENT

EMPLOYMENT AGREEMENT AMENDMENT (this "Amendment"), effective as of January 1, 2012, by and among Pharma-Bio Serv, Inc.(PBSV) with its principal office at 6 Road 696, Dorado, Puerto Rico 00646 (the “Company”), and Pedro J.  Lasanta (“Executive”) (both hereinafter “the Parties”).

W I T N E S S E T H:

WHEREAS, the Company and Executive have entered into that certain Employment Agreement, dated November 5, 2007, as such Employment Agreement has been and may be amended, restated or otherwise modified from time to time (the "Employment Agreement").  Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Employment Agreement; and

WHEREAS, the Company desires to modify the Executive's salary.

        NOW THEREFORE,  for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.
The Executive's salary pursuant to paragraph 3(a) of the Employment Agreement is hereby modified and amended so as to increase Executive's annual salary, as of January 1, 2012, to $125,000 per annum.  Salary shall be paid in such installments as the Company regularly pays its executive officers, but not less frequently than semi-monthly.  Executive's salary will be revised annually based upon performance evaluations following the Company's performance review process and subject to the financial status of the Company.

2.
Except as expressly amended by the terms of this Amendment and all prior amendments to the Employment Agreement, the terms of the Employment Agreement shall remain in effect and are unchanged by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment in Dorado, Puerto Rico, this 31st day of January, 2012.

PHARMA-BIO SERV, INC.	EXECUTIVE:
/s/ Elizabeth Plaza	/s/ Pedro Lasanta
Name: Elizabeth Plaza	Name: Pedro Lasanta
Title: President, CEO and Director	Title: Chief Financial Officer

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